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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnolia Oil & Gas Corporation of our report dated May 8, 2018 related to the statements of revenue and direct operating expenses of the Giddings Assets for the years ended December 31, 2017, 2016 and 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the manner of presentation of the revenues and direct operating expenses of the Giddings Assets), appearing in the Current Report on Form 8-K of Magnolia Oil & Gas Corporation dated June 7, 2019, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
July 10, 2019

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  Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS